Exhibit 99(a)

UFP Industries Announces First Quarter 2026 Results

GRAND RAPIDS, MI (April 29, 2026) - UFP Industries, Inc. (Nasdaq: UFPI) a leading manufacturer focused on delivering value-added products across its Retail, Packaging, and Construction segments reported results for the first quarter 2026.

●Net Sales of $1.46 billion decreased by 8 percent compared to $1.6 billion a year ago due to a 1 percent decrease in price and a 7 percent decline in organic units.
●Diluted earnings per share of $0.89 compared to $1.30 a year ago, and Net Earnings Attributable to Controlling Interests of $51 million compared to $79 million a year ago. Earnings were primarily impacted by a weaker residential construction market, adverse weather, and higher healthcare and fuel costs.
●Adjusted EBITDA1 was $111.4 million in the quarter, or 7.6 percent of net sales compared to 8.9 percent a year ago.
●New product sales were 7.8 percent of total net sales.
●Cash flows used in operating activities in 2026 was $104 million. Free cash flow1 of $87 million was used to repurchase nearly $30 million of our shares.

Will Schwartz, President and CEO of UFP Industries, commented, “After seeing stabilization earlier in the quarter, geopolitical tensions, unfavorable weather, and rising input costs added volatility to our operations in March, which accounted for more than half of the year-over-year decline in profits in the quarter. While we believe these headwinds will be temporary, we are actively working to offset these higher costs, particularly transportation. Despite the current backdrop, we have made considerable progress managing the things under our control and executing our strategies to position the business for long-term success. We are on track to deliver the remaining $25 million or more from our initial $60 million cost out program by year end. At the same time, we have continued to invest through the cycle. By combining greenfield expansion with disciplined M&A, we are strengthening our core businesses, introducing innovative products, and structurally lowering our cost base.  I’m incredibly proud of our team for their continued hard work. Our scale, diversified portfolio, and deep customer relationships have consistently positioned us well during periods like these and we continue to strengthen our position to drive above market growth and returns when markets recover.”

Schwartz continued, “We have maintained a patient and disciplined approach to deploying capital this cycle while staying focused on finding the best and highest returns for our capital. This remains central to how we operate. After the quarter closed, we completed one transaction that strengthens our core businesses and supports our strategy to expand our footprint and drive higher-margin growth, and we expect to close an additional transaction in May. Our M&A pipeline remains active, and we continue to pursue strategic targets and organic investments, while opportunistically returning cash to our shareholders given our robust financial position. Following $56 million in a recent acquisition, $30 million in share repurchases, and a 3% dividend increase, we continue to maintain ample liquidity and financial flexibility. We are confident in our diversified business model and balanced capital allocation approach, which we believe puts us in a strong position to continue to drive shareholder value.”

1 Represents a non-GAAP measurement; see the reconciliation of non-GAAP financial measures and related explanations below.

Exhibit 99(a)

First Quarter 2026 Highlights

UFP Consolidated

(In thousands)	Quarter Period and Year to Date
	2026	2025	% Change
Net sales	$1,461,267	$1,595,519	(8.4)%
Net earnings	51,097	79,423	(35.7)
Net margin	3.5%	5.0%
Adjusted EBITDA	111,356	142,151	(21.7)
Adjusted EBITDA margin	7.6%	8.9%

Percentage change in net sales:
Organic units	(7)%
Acquisitions	—
Selling prices	(1)

UFP Retail

(In thousands)	Quarter Period and Year to Date
	2026	2025	% Change
Net sales	$531,176	$607,383	(12.5)%
Net earnings	18,672	20,663	(9.6)
Net margin	3.5%	3.4%
Adjusted EBITDA	34,832	35,849	(2.8)
Adjusted EBITDA margin	6.6%	5.9%

Percentage change in net sales:
Organic units	(13)%
Acquisitions	—
Selling prices	1
●	ProWood organic unit sales declined 15 percent in the quarter from year ago levels due to unfavorable winter weather, the absence of storm-related demand which carried over from the fall of 2024 into early 2025, the loss of low margin commodity sales which commenced in the second quarter of 2025, and generally weaker consumer sentiment.
●	Deckorators’ organic unit sales grew 2 percent in the quarter from year ago levels. Our Surestone decking sales increased 27 percent and our traditional wood plastic composite decking increased 4 percent, both from the same quarter a year ago.
●	UFP Edge organic unit sales declined 20 percent due to the closure of the Bonner facilities at the end of 2025 and rationalizing the product portfolio to those that can achieve profitability targets.

UFP Packaging

(In thousands)	Quarter Period and Year to Date
	2026	2025	% Change
Net sales	$394,093	$410,008	(3.9)%
Net earnings	11,659	16,917	(31.1)
Net margin	3.0%	4.1%
Adjusted EBITDA	27,790	35,045	(20.7)
Adjusted EBITDA margin	7.1%	8.5%

Percentage change in net sales:
Organic units	(3)%
Acquisitions	1
Selling prices	(2)
●	Structural Packaging organic unit sales were flat in the quarter compared to year ago levels.
●	PalletOne organic unit sales declined 11 percent in the quarter from year ago levels due to weaker demand, which was partially offset by a 4 percent contribution from acquisitions.

Exhibit 99(a)

●	Protective Packaging organic unit sales increased 5 percent in the quarter from a year ago levels as a result of the Jeffersonville, Indiana facility, which became fully operational in the third quarter of 2025.

UFP Construction

(In thousands)	Quarter Period and Year to Date
	2026	2025	% Change
Net sales	$465,513	$515,940	(9.8)%
Net earnings	11,723	21,944	(46.6)
Net margin	2.5%	4.3%
Adjusted EBITDA	25,687	37,310	(31.2)
Adjusted EBITDA margin	5.5%	7.2%

Percentage change in net sales:
Organic units	(5)%
Acquisitions	—
Selling prices	(5)
●	Site Built organic unit sales declined 14 percent in the quarter from year ago levels due to soft demand caused by economic uncertainty, housing affordability challenges, and unfavorable weather.
●	Factory Built organic unit sales declined 8 percent in the quarter from year ago levels due to the loss of low margin commodity sales, partially offset by a 1 percent contribution from acquisitions. Despite the decline, gross profits improved.
●	Concrete Forming Solutions’ organic unit sales grew 14 percent in the quarter from year ago levels driven by market share gains associated with value-added product sales.
●	Commercial organic sales grew 15 percent in the quarter from year ago levels as overall demand has improved.

Capital Structure, Leverage and Liquidity Information

UFP Industries maintains a strong balance sheet and as of March 28, 2026, had liquidity of approximately $2.0 billion consisting of over $715 million of cash and $1.3 billion of remaining availability under its revolving credit facility and a shelf agreement with certain lenders. The company’s return-focused approach to capital allocation includes the following:

●	Organic Growth. The company invests in organic growth opportunities when acquisition targets are not available at valuations that will allow us to meet or exceed targeted return rates. The company expects to invest approximately $250 million to $275 million on capital projects in 2026.
●	Acquisitions and Inorganic Growth. In April, the company closed one transaction, expanding production capacity and expanding our geographic reach in one of our core businesses, and announced another transaction expected to close in May.
On April 6, 2026, the company acquired the operating assets of the composite decking manufacturing facility of MoistureShield, Inc., a leading player in the growing wood plastic composite industry, for $56 million in cash. The acquisition expands our manufacturing capacity to meet the growing demand for our Deckorators product offering. In 2025, MoistureShield had sales of approximately $50 million.
On April 28, 2026, the company announced the plan to acquire Berry Pallets, Inc., a wood pallet manufacturer, in May 2026 for an estimated $20 million in cash. In 2025, Berry Pallets had sales of approximately $23 million.
●	Dividend Payments. On April 22, 2026, the Board declared a quarterly cash dividend of $0.36 per share. This dividend is payable on June 15, 2026, to shareholders of record on June 1, 2026. The per share cash dividend amount represents a 3% increase from the 2025 dividend rate. We continue to consider our payout ratio and yield when determining the appropriate dividend rate and have a long-term objective of increasing our dividend in line with our future earnings and free cash flow growth.
●	Share Repurchases. During the quarter ended March 28, 2026, we repurchased 334,541 shares for $30 million, at an average share price of $89.76.

Exhibit 99(a)

2026 Outlook and Long-Term Targets

We anticipate that the current, more challenging market environment will continue in 2026 and that overall demand for the balance of the year will likely be towards the lower end of our prior guidance, which called for flat to slightly down unit expectations in each of our segments based on our sales mix.  Input cost, primarily tied to energy and transportation, will remain a headwind, and while we have mechanisms in place to offset these higher costs, we expect to make progress gradually through the remainder of the year.  Markets tied to new residential construction are expected to remain more challenging, while we expect stabilization across our other end markets will serve as an offset. Despite these conditions, we believe we are positioned to perform better than our markets as a result of share gains across our portfolio and the execution of our cost out program. In addition, initial stocking orders, upgraded manufacturing capacity, and expanded distribution are expected to support momentum in our Deckorators and Surestone businesses in 2026.

The company’s long-term goals remain unchanged and include: 1) achieving 7-10 percent unit sales growth annually (including bolt-on acquisitions) with at least 10 percent of all sales coming from new products; 2) achieving 12.5 percent adjusted EBITDA margins; 3) earning an incremental return on new investments over our hurdle rate; and 4) maintaining a conservative capital structure.

Conference Call

UFP Industries will host a conference call on Thursday, April 30, 2026, to discuss these results and outlook. The conference call will begin at 10:00 a.m. Eastern Time and will be hosted by CEO Will Schwartz and CFO Michael Cole. Interested investors can access the webcast directly with this link (here). A replay of the call will be available through the UFP Investor Relations website at www.ufpinvestor.com for at least 90 days following the call.

UFP Industries, Inc.

UFP Industries, Inc. is a holding company whose operating subsidiaries – UFP Packaging, UFP Construction and UFP Retail – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in currency and inflation; fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; changes in tariffs, import/export regulations, and other trade policies; concentration of sales to customers; the success of vertical integration strategies; excess capacity or supply chain challenges; inbound and outbound transportation costs; alternatives to replace treated wood products; government regulations, particularly involving environmental and safety regulations; our ability to make successful business acquisitions; cybersecurity breaches; and potential pandemics. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Management uses Adjusted EBITDA and Free cash flow, non-GAAP financial measures, in order to evaluate historical and ongoing operations. Management believes that these non-GAAP financial measures are useful in order to enable investors to perform meaningful comparisons of historical and current performance. Adjusted EBITDA and Free cash flow are intended to supplement and should be read together with the financial results. Adjusted EBITDA and Free cash flow should not be considered alternatives or substitutes for, and should not be considered superior to, the reported financial results. Accordingly, users of this financial information should not place undue reliance on the non-GAAP financial measures. See the table below for a reconciliation of Net earnings to Adjusted EBITDA and a reconciliation of Cash flow from operations to Free cash flow.

Net earnings

Net earnings refers to net earnings attributable to controlling interest unless specifically noted.

# # #

Exhibit 99(a)

---------------AT THE COMPANY---------------

Stanley Elliott

Director of Investor Relations

(804) 337-8217

Exhibit 99(a)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE MONTHS ENDED

MARCH 2026/2025

	Quarter Period and Year to Date
(In thousands, except per share data)	2026		2025
Net sales	$1,461,267	100.0%	$1,595,519	100.0%
Cost of sales	1,225,378	83.9	1,327,323	83.2
Gross profit	235,889	16.1	268,196	16.8

Operating expenses
Selling, general and administrative expenses	172,883	11.8	176,254	11.0
Net gain on disposition and impairments of assets	(1,652)	(0.1)	(76)	—
Other losses (gains), net	577	—	(234)	—
Total operating expenses	171,808	11.8	175,944	11.0

Earnings from operations	64,081	4.4	92,252	5.8

Interest and other	(2,863)	(0.2)	(8,429)	(0.5)

Earnings before income taxes	66,944	4.6	100,681	6.3
Income taxes	15,847	1.1	21,258	1.3
Net earnings	51,097	3.5	79,423	5.0

Less net earnings attributable to noncontrolling interest	(323)	—	(670)	—

Net earnings attributable to controlling interest	$50,774	3.5	$78,753	4.9

Earnings per share - basic	$0.90		$1.30

Earnings per share - diluted	$0.89		$1.30

Comprehensive income	$50,194		$82,604

Less comprehensive income attributable to noncontrolling interest	(258)		(637)

Comprehensive income attributable to controlling interest	$49,936		$81,967

Exhibit 99(a)

CONDENSED CONSOLIDATED STATEMENTS

OF EARNINGS BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 2026/2025

	Quarter Period and Year to Date 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$531,176	$394,093	$465,513	$68,505	$1,980	$1,461,267
Cost of sales	450,614	333,745	387,896	56,782	(3,659)	1,225,378
Gross profit	80,562	60,348	77,617	11,723	5,639	235,889
Selling, general and administrative expenses	56,046	45,203	61,826	8,978	830	172,883
Net loss (gain) on disposition and impairments of assets	68	(170)	13	1	(1,564)	(1,652)
Other losses (gains), net	55	—	423	106	(7)	577
Earnings from operations	24,393	15,315	15,355	2,638	6,380	64,081
Interest and other	(70)	40	(3)	(1,820)	(1,010)	(2,863)
Earnings before income taxes	24,463	15,275	15,358	4,458	7,390	66,944
Income taxes	5,791	3,616	3,635	904	1,901	15,847
Net earnings	$18,672	$11,659	$11,723	$3,554	$5,489	$51,097

	Quarter Period and Year to Date 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$607,383	$410,008	$515,940	$60,298	$1,890	$1,595,519
Cost of sales	526,088	340,434	425,140	49,666	(14,005)	1,327,323
Gross profit	81,295	69,574	90,800	10,632	15,895	268,196
Selling, general and administrative expenses	55,355	47,769	62,784	8,462	1,884	176,254
Net loss (gain) on disposition and impairments of assets	24	32	120	—	(252)	(76)
Other (gains) losses, net	(218)	—	80	(54)	(42)	(234)
Earnings from operations	26,134	21,773	27,816	2,224	14,305	92,252
Interest and other	(60)	328	(1)	(947)	(7,749)	(8,429)
Earnings before income taxes	26,194	21,445	27,817	3,171	22,054	100,681
Income taxes	5,531	4,528	5,873	669	4,657	21,258
Net earnings	$20,663	$16,917	$21,944	$2,502	$17,397	$79,423

Exhibit 99(a)

RECONCILIATION OF NET EARNINGS TO

ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 2026/2025

	Quarter Period and Year to Date 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$18,672	$11,659	$11,723	$3,554	$5,489	$51,097
Interest and other	(70)	40	(3)	(1,820)	(1,010)	(2,863)
Income taxes	5,791	3,616	3,635	904	1,901	15,847
Expenses associated with share-based compensation arrangements	1,778	2,226	2,870	112	1,486	8,472
Net loss (gain) on disposition and impairments of assets	68	(170)	13	1	(1,564)	(1,652)
Depreciation expense	7,757	8,316	6,774	1,010	11,228	35,085
Amortization of intangibles	836	2,103	675	1,640	116	5,370
Adjusted EBITDA	$34,832	$27,790	$25,687	$5,401	$17,646	$111,356

Net earnings as a percentage of net sales	3.5%	3.0%	2.5%	5.2%	*	3.5%

Adjusted EBITDA as a percentage of net sales	6.6%	7.1%	5.5%	7.9%	*	7.6%
* Not meaningful

	Quarter Period and Year to Date 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$20,663	$16,917	$21,944	$2,502	$17,397	$79,423
Interest and other	(60)	328	(1)	(947)	(7,749)	(8,429)
Income taxes	5,531	4,528	5,873	669	4,657	21,258
Expenses associated with share-based compensation arrangements	1,424	2,164	2,825	264	4,884	11,561
Net loss (gain) on disposition and impairments of assets	24	32	120	—	(252)	(76)
Gain from reduction of estimated earnout liability	—	—	(344)	—	—	(344)
Depreciation expense	7,310	8,897	6,191	944	9,599	32,941
Amortization of intangibles	957	2,179	702	1,601	378	5,817
Adjusted EBITDA	$35,849	$35,045	$37,310	$5,033	$28,914	$142,151

Net earnings as a percentage of net sales	3.4%	4.1%	4.3%	4.1%	*	5.0%

Adjusted EBITDA as a percentage of net sales	5.9%	8.5%	7.2%	8.3%	*	8.9%
* Not meaningful

Exhibit 99(a)

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

MARCH 2026/2025

(In thousands)
Assets	2026	2025	Liabilities and equity	2026	2025
Current assets			Current liabilities
Cash and cash equivalents	$714,453	$903,562	Accounts payable	$255,982	$277,690
Restricted cash	13,952	1,061	Accrued liabilities and other	226,913	214,751
Investments	40,104	30,725	Current portion of debt	6,027	4,085
Accounts receivable	647,770	712,990
Inventories	767,131	754,913	Total current liabilities	488,922	496,526
Other current assets	86,330	61,140
			Long-term debt and finance lease obligations	228,310	229,936
Total current assets	2,269,740	2,464,391	Other liabilities	213,406	159,488

Other assets	277,732	266,949	Temporary equity	485	5,280
Intangible assets, net	478,775	495,921
Property, plant and equipment, net	1,005,567	923,025	Shareholders' equity	3,100,691	3,259,056

Total assets	$4,031,814	$4,150,286	Total liabilities and equity	$4,031,814	$4,150,286

Exhibit 99(a)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED

MARCH 2026/2025

(In thousands)	2026	2025
Cash flows used in operating activities:
Net earnings	$51,097	$79,423
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	35,085	32,941
Amortization of intangibles	5,370	5,817
Expense associated with share-based and grant compensation arrangements	8,472	11,561
Deferred income taxes	(1,822)	(17)
Unrealized (gain) loss on investment and other	(921)	672
Impairment of investments	4,000	—
Equity in loss of investee	(53)	19
Net gain on sale, disposition and impairment of assets	(1,652)	(76)
Gain from reduction of estimated earnout liability	—	(344)
Changes in:
Accounts receivable	(172,087)	(211,709)
Inventories	(45,312)	(33,830)
Accounts payable	45,358	52,902
Accrued liabilities and other	(31,154)	(46,166)
Net cash used in operating activities	(103,619)	(108,807)

Cash flows used in investing activities:
Capital expenditures	(48,265)	(67,268)
Proceeds from sale of property, plant and equipment	6,110	758
Acquisitions and purchases of non-controlling interest, net of cash received	—	(3,735)
Purchases of investments	(7,836)	(7,191)
Proceeds from sale of investments	2,470	2,304
Other	(307)	(418)
Net cash used in investing activities	(47,828)	(75,550)

Cash flows used in financing activities:
Borrowings under revolving credit facilities	10,968	4,798
Repayments under revolving credit facilities	(6,175)	(4,752)
Contingent consideration payments and other	(83)	(221)
Proceeds from issuance of common stock	577	650
Dividends paid to shareholders	(20,456)	(21,322)
Distributions to noncontrolling interest	(1,082)	—
Purchase of remaining noncontrolling interest of subsidiary	(3,937)	—
Payments to taxing authorities in connection with shares directly withheld from employees	(1,205)	(9,547)
Repurchase of common stock	(23,993)	(60,553)
Other	26	21
Net cash used in financing activities	(45,360)	(90,926)

Effect of exchange rate changes on cash	141	312
Net change in cash and cash equivalents	(196,666)	(274,971)

All cash and cash equivalents, beginning of period	925,071	1,179,594

All cash and cash equivalents, end of period	$728,405	$904,623

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$914,199	$1,171,828
Restricted cash, beginning of period	10,872	7,766
All cash and cash equivalents, beginning of period	$925,071	$1,179,594

Cash and cash equivalents, end of period	$714,453	$903,562
Restricted cash, end of period	13,952	1,061
All cash and cash equivalents, end of period	$728,405	$904,623

Exhibit 99(a)

RECONCILIATION OF NET CASH FROM OPERATING

ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 2026/2025

(In thousands)	2026	2025
Net cash used in operating activities	$(103,619)	$(108,807)
Increase in investment in net working capital	203,195	238,803
Maintenance capital expenditures(1)	(15,000)	(18,980)
Interest expense, net of taxes	2,002	2,106
Free cash flow	$86,578	$113,122

(1) Breakdown of Capital expenditures from the condensed consolidated statements of cash flows:
Maintenance capital expenditures	$15,000	$18,980
Expansionary and efficiency capital expenditures	33,265	48,288
Total Capital expenditures	$48,265	$67,268